                                                                  EXHIBIT 4.7(b)

This Note is a Global Security within the meaning of the Indenture referred to herein and is registered in the name of a Depositary or a nominee of a Depositary. Unless this certificate is presented by an authorized representative of The Depositary Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depositary Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED                                                    REGISTERED
                           [HONEYWELL FINANCE B.V.]           Principal Amount:
No. AB-                   [HONEYWELL CANADA LIMITED]          $
                          MEDIUM-TERM NOTE, SERIES A          CUSIP
                       UNCONDITIONALLY GUARANTEED AS TO       No.
                    PAYMENT OF PRINCIPAL, PREMIUM, INTEREST
                    AND ADDITIONAL AMOUNTS BY HONEYWELL INC.
                          (GLOBAL FLOATING RATE NOTE)


ORIGINAL ISSUE DATE:               MATURITY DATE:

INITIAL INTEREST RATE:             SPREAD:

INTEREST RATE BASIS (AND, IF       SPREAD MULTIPLIER:
  APPLICABLE, RELATED
  INTEREST PERIODS):               REDEMPTION TERMS:

  /  /  COMMERCIAL PAPER RATE
  /  /  FEDERAL FUNDS RATE
  /  /  LIBOR
  /  /  PRIME RATE
  /  /  CD RATE
  /  /  TREASURY RATE
  /  /  FIXED RATE
  /  /  CMT RATE                                REPAYMENT TERMS:
        DESIGNATED CMT TELERATE
        PAGE:
        DESIGNATED CMT MATURITY
        INDEX:                                  CALCULATION AGENT:
  /  /  OTHER (SEE "OTHER TERMS")

INDEX MATURITY:

MAXIMUM INTEREST RATE:

MINIMUM INTEREST RATE:             OTHER TERMS:

INTEREST RESET DATES:

INTEREST PAYMENT DATES:

     [HONEYWELL FINANCE B.V., a private limited liability company organized under the laws of The Netherlands] [HONEYWELL CANADA LIMITED, a corporation incorporated under the laws of the Province of Ontario, Canada] (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to or registered assigns, the principal sum of

                                                                         DOLLARS

on the Maturity Date shown above or, if such Maturity Date is not a Business Day, the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, the immediately preceding Business Day, or, together with any premium thereon, upon any applicable Redemption Date or Repayment Date, and to pay interest thereon from the Original Issue Date shown above or, except as otherwise specified below, from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, on each Interest Payment Date shown above, commencing with the Interest Payment Date immediately following the Original Issue Date, at the rate per annum determined in accordance with the provisions below relating to the applicable Interest Rate Basis specified above, until the principal hereof is paid or made available for payment; provided, however, that if the Original Issue Date is after a Regular Record Date and on or before the immediately following Interest Payment Date, interest payments will commence on the Interest Payment Date following the next succeeding Regular Record Date. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will as provided in such Indenture be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which, unless otherwise specified under "Other Terms" above, shall be the fifteenth calendar day (whether or not a Business Day) next preceding such Interest Payment Date; provided, however, that interest payable on the Maturity Date of this Note or any applicable Redemption Date or Repayment Date that is not an Interest Payment Date shall be payable to the Person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder hereof on such Regular Record Date and may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date. In the event that any Interest Payment Date or any applicable Redemption Date or Repayment Date is not a Business Day, such Interest Payment Date, Redemption Date or Repayment Date shall be postponed to the next day that is a Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date, Redemption Date or Repayment Date shall be the immediately preceding Business Day. Payment of the principal of (and premium, if any) and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of the principal of (and premium, if any) and interest on this Note due on the Maturity Date or any applicable Redemption Date will be made in immediately available funds upon presentation of this Note.

     If a Redemption Commencement Date or periods within which Redemption Dates may occur and the related Redemption Prices (expressed as percentages of the principal amount of this Note) are set forth above under "Redemption Terms", this Note is subject to redemption, in whole or in part, at the option of the Company prior to the Maturity Date upon not less than 30 nor more than 60 days' notice.

     Reference is hereby made to the further provisions of this Note set forth below, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to below by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

[SEAL]                         [HONEYWELL FINANCE B.V.]
                               [HONEYWELL CANADA LIMITED]

                               By
                                  ----------------------------------------
                                  Name:
                                  Title:


                               Attest
                                      -------------------------------------
                                      Name:
                                      Title:

Dated:

TRUSTEE'S CERTIFICATE OF
    AUTHENTICATION


This is one of the Securities of the
series designated herein and issued
pursuant to the within-mentioned
Indenture.


THE CHASE MANHATTAN BANK
  (NATIONAL ASSOCIATION), as Trustee

By
   -----------------------------------------
                    Authorized Officer

                                   GUARANTEE

     For value received, Honeywell Inc., a company incorporated under the laws of Delaware, having its registered office at Honeywell Plaza, Minneapolis, Minnesota 55408, U.S.A. (herein called the "Guarantor," which term includes any successor Person under the Indenture referred to in the Note upon which this Guarantee is endorsed) hereby unconditionally guarantees to each Holder of a Note of each series upon which this Guarantee is endorsed and to the Trustee on behalf of each such Holder, the due and punctual payment of the principal of (including any amount in respect of original issue discount), premium, if any, and interest, if any (together with any Additional Amounts payable pursuant to the terms of such Note), on such Note and the due and punctual payment of the sinking fund payment, if any, and analogous obligations, if any, provided for pursuant to the terms of such Note, when and as the same shall become due and payable, whether at maturity or upon redemption, repayment or upon declaration or otherwise according to the terms of such Note and of this Indenture (the "Guaranteed Obligations"). In case of default by [Honeywell Finance B.V., a private limited liability company organized under the laws of The Netherlands] [Honeywell Canada Limited a corporation incorporated under the laws of the Province of Ontario, Canada] (the "Company" which term includes any successor Person under such Indenture) in the payment of any such principal (including any amount in respect or original issue discount), premium, interest (together with any Additional Amounts payable pursuant to the terms of such Note), sinking fund payment, or analogous obligation, the Guarantor agrees duly and punctually to pay the same. The Guarantor hereby further agrees that its obligations hereunder shall be absolute and unconditional irrespective of any extension of the time for payment of any such Note, any invalidity, irregularity or unenforceability of any such Note or this Indenture, any failure to enforce the same or any waiver, modification or indulgence granted to the Company with respect thereto by the Holder of such Note or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protect or notice with respect to any such Note or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged as to any such Note except by payment in full of the principal of (including any amount payable in respect of original issue discount), premium, if any, any interest, if any (together with any Additional Amounts payable pursuant to the terms of such Note), thereon.

     The Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

     The Guarantor further agrees that it shall not be entitled to, and hereby irrevocably waives, any right to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder, to be subrogated in relation to the

Holders or the Trustee in respect of any Guaranteed Obligations, or otherwise to be reimbursed, indemnified or exonerated by or for the account of the Company in respect thereof. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Section 502 of the Indenture for the purposes of the Guarantor's Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and
(y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Section 502 of the Indenture, such Guaranteed Obligations shall forthwith become due and payable by the Guarantor.

     The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder in enforcing any rights under Article 1301 of the Indenture.

     This Guarantee shall not be valid or become obligatory for any purpose with respect to a Note until the certificate of authentication on such Note shall have been signed by or on behalf of the Trustee under the Indenture.

     All terms used in this Guarantee which are defined in such Indenture shall have the meanings assigned to them in such Indenture.

     This Guarantee shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

     Executed and dated the date on the face hereof.

                               HONEYWELL INC.


                               By
                                  -----------------------------------
                                  Name:
                                  Title:


                            _____________________

[REVERSE SIDE OF NOTE]

                            [HONEYWELL FINANCE B.V.]
                           [HONEYWELL CANADA LIMITED]
                           MEDIUM-TERM NOTE, SERIES A
                    UNCONDITIONALLY GUARANTEED AS TO PAYMENT
                 OF PRINCIPAL, PREMIUM, INTEREST AND ADDITIONAL
                            AMOUNTS BY HONEYWELL INC.
                           (GLOBAL FLOATING RATE NOTE)

     This Note is one of a duly authorized issue of securities of the Company (herein called the "Notes"), issued or to be issued in one or more series under an Indenture dated as of June 1, 1996 (herein called the "Indenture"), between Honeywell Inc., as Guarantor, Honeywell Finance B.V., Honeywell Canada Limited and the Chase Manhattan Bank (National Association), as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all Indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated herein. By the terms of the Indenture, additional Notes of this series and of other separate series, which may vary as to date, amount, Maturity Date, interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited principal amount.

     REDEMPTION AND REPAYMENT

     If a Redemption Commencement Date or periods within which Redemption Dates may occur and the related Redemption Prices (expressed as percentages of the principal amount of this Note) are set forth above under "Redemption Terms", this Note is subject to redemption prior to the Maturity Date upon not less than 30 nor more than 60 days' notice by mail to the Person in whose name this Note is registered at such address as shall appear in the registry books of the Company, on any Redemption Date so specified or occurring within any period so specified, as a whole or in part, at the election of the Company, at the applicable Redemption Price so specified, together in the case of any such redemption with accrued interest to the Redemption Date, provided, however, that installments of interest whose Stated Maturity is on or prior to such Redemption Date will be payable in the case of any such redemption to the Holder of this Note (or one or more predecessor Notes) at the close of business on the relevant Regular Record Dates referred to above, all as provided in the Indenture. In the event of redemption of this Note in part only, a new Note of this series and of like tenor of an authorized denomination for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof. This Note is not subject to any sinking fund.

     If a Repayment Date or periods within which Repayment Dates may occur and the related Repayment Prices (expressed as percentages of the principal amount of this Note) are set forth above under "Repayment Terms", this Note is subject to repayment at the option of the Holder hereof prior to the Maturity Date upon such terms as are set forth above under "Repayment Terms". In the event of repayment of this Note in part only, a new Note of this series and of like tenor of an authorized denomination for the portion hereof not repaid will be issued in the name of the Holder hereof upon the cancellation hereof.

     INTEREST PROVISIONS

     Commencing with the Interest Reset Date specified above, first following the Original Issue Date specified above, the rate at which this Note bears interest will be reset daily, weekly, monthly, quarterly, semi-annually or annually (the date on which each such reset occurs, an "Interest Reset Date"). Unless otherwise specified above under "Other Terms", the Interest Reset Date will be as follows: in the case of Notes which are reset daily, each Business Day; in the case of Notes (other than Treasury Rate Notes) which are reset weekly, Wednesday of each week; in the case of Treasury Rate Notes which are reset weekly, Tuesday of each week (except if the auction date falls on a Tuesday, then the next Business Day, as provided below); in the case of Notes which are reset monthly, the third Wednesday of each month; in the case of Notes which are reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Notes which are reset semi-annually, the third Wednesday of the two months of each year as indicated above, by the Interest Reset Dates; and in the case of Notes which are reset annually, the third Wednesday of the month of each year as indicated above, by the Interest Reset Dates. Unless otherwise specified above, the interest rate determined with respect to any Interest Determination Date (as defined below) will become effective on and as of the next succeeding Interest Reset Date; provided, however, that (i) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to this Note (the "Initial Interest Rate") will be as set forth above and (ii) the interest rate in effect for the 10 days immediately prior to maturity will be that in effect on the tenth day preceding such maturity. If any Interest Reset Date for any Note would otherwise be a day that is not Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. Subject to applicable provisions of law and except as specified herein, on each Interest Reset Date the rate of interest on this Note shall be the rate determined in accordance with the provisions of the applicable heading below.

     DETERMINATION OF COMMERCIAL PAPER RATE

     If the Interest Rate Basis specified above with respect to any Interest Period (as defined below) is the Commercial Paper Rate, this Note is a "Commercial Paper Rate Note" with respect to such Interest Period and the interest rate with respect to this Note for any Interest Reset Date relating to such Interest Period shall be the Commercial Paper Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified above, as determined on the applicable Commercial Paper Interest Determination Date (as defined below).

     Unless otherwise specified above under "Other Terms", "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination
Date, the Money Market Yield (calculated as described below) of the rate on that date for commercial paper having the Index Maturity specified above as such rate is published by the Board of Governors of the Federal Reserve
System in Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "Commercial Paper". If by 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such Commercial Paper Interest Determination Date such rate is not so published, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Commercial Paper Interest Determination Date for commercial paper having such Index Maturity as published by the Federal
Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 p.m. New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent as of 11:00 a.m., New York City time, on that Commercial Paper Interest Determination Date, for commercial paper having such Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized securities rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will remain the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

          Money Market Yield =       D X 360        x 100
                              -------------------
                                  360 - (D x M)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     DETERMINATION OF FEDERAL FUNDS RATE

     If the Interest Rate Basis specified above with respect to any Interest Period is the Federal Funds Rate, this Note is a "Federal Funds Rate Note" with respect to such Interest Period and the interest rate with respect to this Note for any Interest Reset Date relating to such Interest Period shall be the Federal Funds Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified above, as determined on the applicable Federal Funds Interest Determination Date (as defined below).

     Unless otherwise specified above under "Other Terms", "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date (as defined below), the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds Effective" or, if not so published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not so published in either H.15(519) or Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading dealers of Federal Funds transactions in the City of New York selected by the Calculation Agent as of 11:00 a.m., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Federal Funds Rate will remain the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

     DETERMINATION OF LIBOR

     If the Interest Rate Basis specified above with respect to any Interest Period is LIBOR, this Note is a "LIBOR Note" with respect to such Interest Period and the interest rate with respect to this Note for any Interest Reset Date relating to such Interest Period shall be LIBOR plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified above, as determined on the applicable LIBOR Interest Determination Date (as defined below).

     Unless otherwise specified above under "Other Terms", "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

     (i) With respect to a LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rates for deposits in the Index Currency (as defined below) having the Index Maturity specified above, commencing on the second Business Day immediately following that LIBOR Interest Determination Date, that appear as of 11:00 a.m., London time, on that LIBOR Interest Determination Date on the display screen designated "Page 3750" by Telerate Data Service, or such other page as may replace such page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for deposits in the relevant Index Currency. If no rate appears on Telerate Page 3750, then LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the offered rates (unless the display referred to below by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the London interbank market in the Index Currency having the Index Maturity specified above and commencing on the second Business Day immediately following such LIBOR Interest Determination Date that appear on the display on the Reuters Monitor Money Rates

Service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency as of 11:00 a.m., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required). If fewer than two such rates appear (or, if such display by its terms provides for only a single rate, in which case if no such rate appears), then LIBOR in respect of such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

     (ii) If LIBOR with respect to a LIBOR Interest Determination Date is to be determined pursuant to this clause (ii), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified above, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., (or such other time specified above), in the applicable Principal Financial Center (as defined below), on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified above and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Index Currency" means the currency (including composite currencies) specified above as the currency for which LIBOR shall be calculated. If no such currency is specified above, the Index Currency shall be United States dollars.

     "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to United States dollars, Deutsche marks, Italian lira, Swiss francs, Dutch guilders and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Milan, Zurich, Amsterdam and Luxembourg, respectively.

     DETERMINATION OF PRIME RATE

     If the Interest Rate Basis specified above with respect to any Interest Period is the Prime Rate, this Note is a "Prime Rate Note" with respect to such Interest Period and the interest rate with respect to this Note for any Interest Reset Date relating to such Interest

Period shall be the Prime Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified above, as determined on the applicable Prime Interest Determination Date (as defined below).

     Unless otherwise specified above under "Other Terms", "Prime Rate" means, with respect to any Prime Rate Interest Determination Date the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published prior to 9:00 a.m., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date, the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent; PROVIDED, HOWEVER, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Reset Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     DETERMINATION OF THE CD RATE

     If the Interest Rate Basis specified above with respect to any Interest Period is the CD Rate, this Note is a "CD Rate Note" with respect to such Interest Period and the interest rate with respect to this Note for any Interest Reset Date relating to such Interest Period shall be the CD Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified above, as determined on the applicable CD Interest Determination Date (as defined below).

     Unless otherwise specified above under "Other Terms", "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified above as such rate is published in H.15(519) under the heading "CDs (Secondary Market)". If by 3:00 p.m., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date such rate is not so published, then the CD Rate shall be the rate on such CD Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified above as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not so published in either H.15(519) or Composite Quotations, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates as of 3:00 p.m., New York City time, on such CD Interest

Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major U.S. money market banks which are then rated A-1+ by Standard & Poor's Corporation and P-1 by Moody's Investors Service with a remaining maturity closest to the Index Maturity specified above in denominations of $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the CD Rate will remain the CD Rate in effect on such CD Interest Determination Date.

     DETERMINATION OF TREASURY RATE

     If the Interest Rate Basis specified above with respect to any Interest Period is the Treasury Rate, this Note is a "Treasury Rate Note" with respect to such Interest Period and the interest rate with respect to this Note for any Interest Reset Date relating to such Interest Period shall be the Treasury Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified above, as determined on the applicable Treasury Interest Determination Date (as defined below).

     Unless otherwise specified above under "Other Terms", "Treasury Rate" means, with respect to any Treasury Interest Determination Date (as defined below), the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified above as such rate is published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--auction average (investment)" or, if not so published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, then the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having an Index Maturity specified above are not otherwise reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or no such auction is held in a particular week, then the Treasury Rate shall be the rate published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--Secondary Market" (expressed as a bond equivalent yield on the basis of a 365 or 366 day year, as applicable, on a daily basis), or if not published by 3:00 p.m., New York City time on the related Calculation Date, the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified above; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will remain the Treasury Rate in effect on such Treasury Interest Determination Date.

     DETERMINATION OF CMT RATE

     If the Interest Rate Basis specified above with respect to any Interest Period is the CMT Rate, this Note is a "CMT Rate Note" with respect to such Interest Period and the interest rate with respect to this Note for any Interest Reset Date relating to such Interest Period shall be the CMT Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified above, as determined on the applicable CMT Interest Determination Date (as defined below).

     Unless otherwise specified above, "CMT Rate" means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.", under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury notes quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date. If two Treasury notes with an original maturity as described in the third preceding sentence, have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated above (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified above, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified above with respect to which the CMT Rate will be calculated. If no such maturity is specified above, the Designated CMT Maturity Index shall be 2 years.

     GENERAL

     Notwithstanding the determination of the interest rate as provided above, the interest rate on this Note for any Interest Period shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified above. The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

     On or before the Calculation Date (as defined below), The Chase Manhattan Bank (National Association) or any other Calculation Agent specified above, as Calculation Agent (the "Calculation Agent"), will determine the interest rate in accordance with the foregoing with respect to the applicable Interest Rate Basis and will notify the Paying Agent. The Paying Agent will determine the Accrued Interest Factor (as defined below) applicable to this Note. The Paying Agent will, upon the request of the Holder of this Note, provide the interest rate then in effect and the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to this Note. The determinations of interest rates made by the Calculation Agent shall be conclusive and binding, and neither the Trustee nor the

Paying Agent shall have the duty to verify determinations of interest rates made by the Calculation Agent. The determinations of Accrued Interest Factors made by the Paying Agent shall be conclusive and binding. Unless otherwise specified above under "Other Terms", the "Calculation Date", if applicable, pertaining to any Interest Determination Date on a Note will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day preceding the applicable Interest Payment Date or the maturity date or repayment or redemption date, as the case may be.

     As used herein, "Interest Determination Date" means the date as of which the interest rate for this Note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date. Unless otherwise specified above under "Other Terms", the Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note, Federal Funds Rate Note, LIBOR Note, Prime Rate Note, a CD Rate Note, or a CMT Rate Note (the "Commercial Paper Interest Determination Date", the "Federal Funds Interest Determination Date", the "LIBOR Interest Determination Date", the "Prime Interest Determination Date" the "CD Interest Determination Date", and the "CMT Interest Determination Date", respectively) will be the second Business Day prior to the Interest Reset Date. Unless otherwise specified above under "Other Terms", the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week on which Treasury bills would normally be auctioned in the week in which such Interest Reset Date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

     Unless otherwise specified above under "Other Terms", interest payments on this Note on an Interest Payment Date will include interest accrued from, and including, the next preceding Interest Payment Date to which interest has been paid or duly provided for (or from, and including, the date of issue if no interest has been paid or duly provided for) to, but excluding, such Interest Payment Date (each such interest accrual period being herein called an "Interest Period"). At the Maturity Date hereof or on any applicable Redemption Date or Repayment Date, the interest payable shall include interest accrued to, but excluding, the Maturity Date or such Redemption Date or Repayment Date. Accrued interest from the date of issue or from the last day to which interest has been paid or duly provided for to the date for which interest is being calculated is calculated by multiplying the face amount of this Note by the applicable accrued interest factor (the "Accrued Interest Factor"). This Accrued Interest Factor is computed by adding together the interest factors calculated for each day from the date of issue or from the last date to which interest has been paid or duly provided for to the date for which accrued interest is being calculated. The interest factor for each such day will be computed by dividing the per annum interest rate applicable to such day by 360 in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes and CD Rate Notes, or by the actual number of days in the year in the case of Treasury Rate Notes and CMT Rate Notes. The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above.

     Unless otherwise specified above under "Other Terms", all percentages resulting from any calculation on this Note, will be rounded, if necessary, to the nearest one hundred-thousandth of one percentage point, with five one-millionths of one percentage point rounded upward (e.g., 9.876545% (or
 .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or
 .09876544) being rounded to 9.87654% (or .0987654)); all calculations of the interest factor for any day on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-millionth, with five one-billionths rounded upward (e.g., .098765455 being rounded to .09876546 and .098765454 being rounded to .09876545); and all dollar amounts used in or resulting from such calculation on this Note will be rounded to the nearest cent (with one-half cent being rounded upward).

     MISCELLANEOUS PROVISIONS

     If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of all the Notes may (subject to the conditions set forth in the Indenture) be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture contains provisions for defeasance at any time of the Company's obligations in respect of (i) the entire indebtedness of this Note or (ii) certain restrictive covenants with respect to this Note, in each case upon compliance with certain conditions set forth therein.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each series to be affected and, for certain purposes, without the consent of the Holders of any Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the registry books of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     Unless otherwise set forth above under "Other Terms", the Notes of this series are issuable only in fully registered form without coupons in denominations of $100,000 and any amount in excess thereof which is an integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

     No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Note is registered in the Security Register as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

     This Note may have such additional or different terms as are set forth above under "Other Terms". Any terms so set forth shall be deemed to modify and/or supersede, as necessary, any other terms set forth in this Note.

     This Note shall be governed by and construed in accordance with the laws of the State of New York.

     All terms used in this Note which are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.

                          ____________________________


                                  ABBREVIATIONS

     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

     TEN COM--as tenants in common
     TEN ENT--as tenants by the entireties
     JT TEN--as joint tenants with right of survivorship
               and not as tenants in common
     UNF GIFT MIN ACT--_______________Custodian_______________
                            (Cust)                  (Minor)

                        under Uniform Gift to Minors Act

                          ____________________________
                                     (State)

Additional abbreviations may be used though not in the above list.

                    ________________________________________

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto


PLEASE INSERT SOCIAL SECURITY
OR OTHER IDENTIFYING NUMBER
OF ASSIGNEE

/                    /________________________________________________________
                      (Name and address of assignee, including zip code, must
                                     be printed or typewritten)


_______________________________________________________________________________
the within Note, and all rights thereunder, hereby irrevocably constituting and appointing


_______________________________________________________________________ Attorney
to transfer said Note on the books of the within Company, with full power of substitution in the premises


Dated     _______________      ___________________________________________

                               ___________________________________________




     NOTICE: The signature to this assignment must correspond with the name as written upon the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed by a commercial bank or trust company having its principal office or a correspondent in the City of New York or by a member of the New York Stock Exchange.

                            OPTION TO ELECT REPAYMENT

     The undersigned hereby irrevocably requests and instructs the Company to repay the within Note (or portion thereof specified below) pursuant to its terms at the applicable Repayment Price, together with interest to the Repayment Date, to the undersigned at


_______________________________________________________________________________


_______________________________________________________________________________


_______________________________________________________________________________
         (Please print or typewrite name and address of the undersigned)

     If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof which the undersigned elects to have repaid:_______________________________________________________________;
and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the undersigned for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid):_____________________________.



Dated     _______________      ___________________________________________

                               ___________________________________________




     NOTICE: The signature to this assignment must correspond with the name as written upon the within Note in every particular, without alteration or enlargement or any change whatever.